UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2019

SERES THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37465	27-4326290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sidney Street Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MCRB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of October 29, 2019 (the “Closing Date”), Seres Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”) pursuant to which a term loan in an aggregate principal amount of up to $50.0 million (the “Term Loan Facility”) is available to the Company in three tranches, subject to certain terms and conditions. Twenty-five million dollars under the first tranche was advanced to the Company on the Closing Date. Upon satisfaction of certain milestones, the second tranche is available under the Term Loan Facility which allows the Company to borrow an additional amount up to $12.5 million through March 15, 2021. The third tranche, which allows the Company to borrow an additional $12.5 million, will be available upon Hercules’ approval on or prior to June 30, 2021.

Advances under the Term Loan Facility will bear interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 4.40%, and (ii) 9.65%. The Company will make interest only payments through December 1, 2021, or extended to June 1, 2022 upon satisfaction of certain milestones, and will then repay the principal balance and interest of the advances in equal monthly installments after the interest only period and continuing through November 1, 2023.

The Company paid Hercules a commitment fee of $375,000 on the Closing Date.

The Company may prepay advances under the Loan Agreement, in whole or in part, at any time subject to a prepayment charge (the “Prepayment Premium”) equal to: (a) 3.0 % of amounts so prepaid, if such prepayment occurs during the first year following the Closing Date; (b) 2.0% of the amount so prepaid, if such prepayment occurs during the second year following the Closing Date, and (c) 1.0% of the amount so prepaid, if such prepayment occurs after the second year following the Closing Date.

Upon prepayment or repayment of all or any of the term loans under the Term Loan Facility, the Company will pay (in addition to any Prepayment Premium) an end of term charge of 4.85% of the aggregate funded amount under the Term Loan Facility.

The Term Loan Facility is secured by substantially all of the Company’s assets, other than the Company’s intellectual property. The Company has agreed to not pledge or secure its intellectual property to others.

The Term Loan Facility includes affirmative and negative covenants applicable to the Company. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on the Company’s transferring collateral, making changes to the nature of the business of the Company, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, engaging in transactions with affiliates, creating liens and selling assets, in each case subject to certain exceptions, including, among others, the ability for the Company to issue up to $150 million in convertible notes subject to customary terms and limitations and entering into exclusive outbound licenses for the Company’s intellectual property upon meeting certain requirements. The Term Loan Facility also includes a liquidity covenant that commences either October 31, 2020, or December 31, 2020 based upon the Company satisfying certain performance milestones. If the Company’s market capitalization exceeds $350,000,000, the Company does not have to comply with the liquidity covenant if such covenant is required.

The Term Loan Facility also includes events of default, the occurrence and continuance of which provide Hercules with the right to demand immediate repayment of all principal and unpaid interest under the Term Loan Facility, and to exercise remedies against the Company and the collateral securing the Term Loan Facility. These events of default include, among other things and subject to customary exceptions: (i) insolvency, liquidation, bankruptcy or similar events; (ii) failure to pay any debts due under the Loan Agreement or other loan documents on a timely basis; (iii) failure to observe certain covenants under the Loan Agreement; (v) occurrence of a material adverse effect; (vi) material misrepresentation by the Company; (vii) occurrence of any default under any other agreement involving material indebtedness; and (viii) certain material money judgments.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Loan and Security Agreement dated October 29, 2019 between Seres Therapeutics, Inc. and Hercules Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: November 4, 2019	By:	/s/ Thomas J. DesRosier
Name: Thomas J. DesRosier
Title: Chief Legal Officer and Executive Vice President